Exhibit 99.7

SENIOR NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE OR UNLESS THE HOLDER ESTABLISHES THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

IDG ALTERNATIVE GLOBAL LIMITED

SENIOR NOTE (this “NOTE”)

US$26,230,000	November 2, 2015 (the “Issue Date”)

FOR VALUE RECEIVED, IDG ALTERNATIVE GLOBAL LIMITED, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Borrower”), unconditionally promises to pay to the order of IDG MAXIMUM FINANCIAL LIMITED, an exempt company incorporated with limited liability under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Holder”), on the Maturity Date (as defined below) the principal sum of US$26,230,000 (the “Principal”), in the manner and subject to the terms and conditions provided in this Note.

This Note is made by the Borrower in favor of the Holder pursuant to that certain Note Purchase Agreement, dated October 29, 2015, by and between the Borrower and the Holder (the “Note Purchase Agreement”).

1. Maturity; Prepayment.

(a) The Principal under this Note shall be immediately due and payable on the fourth (4th) anniversary of the Issue Date (the “Maturity Date”), without any further action on the part of Holder, and the Borrower shall immediately pay the Principal to Holder on the Maturity Date.

(b) Payments of all amounts due hereunder shall be made in lawful currency of the United States of America by wire transfer of immediately available funds to an account specified by the Holder.

(c) Any payment hereunder which is due on a day other than a Business Day shall be due on the next succeeding Business Day.

(d) Prior to the Maturity Date, the Borrower may prepay all or any portion of the Principal under this Note; provided, that, the Borrower is obligated to prepay, or cause to be prepaid, any portion of the Principal under the Note as required by Section 4.1 of the Note Purchase Agreement.

2. Interest. The Note shall bear no interest.

3. Seniority. This Notes is, and at all times shall, remain the absolute, unconditional and direct obligations of the Borrower, senior in right and priority of payment to all other present and future unsecured indebtedness (actual or contingent) of the Borrower.

4. Miscellaneous.

(a) Amendment. No modification, amendment or waiver of any provision of this Note shall be effective unless such modification, amendment or waiver is approved in writing by the Holder and the Borrower.

(b) Governing Law. This Note shall be governed by, and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

(c) Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (“HKIAC Rules”) in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC Rules. The arbitration proceedings shall be conducted in English. It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

(d) Reissuance or Replacement of Note.

(i) Lost, Stolen or Mutilated Note. Upon receipt by the Borrower of evidence provided by a holder recorded in the Register of Holders and reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Holder a new Note representing the outstanding principal and treat the earlier Note as cancelled.

(ii) Issuance of New Notes. Whenever the Borrower is required to issue a new Note, the new Note (A) shall be of like tenor with this Note, (B) shall represent, as indicated on the face of such new Note, the principal remaining outstanding, (C) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issue Date of this Note, and (D) shall be in all other respects identical to this Note.

(e) Costs of Collection. The Borrower shall pay all costs of collection of any amounts due hereunder arising as a result of any default by the Borrower hereunder, including reasonable attorneys’ fees and expenses.

(f) Set-Off. All payments under this Note shall be free from set-off or counterclaim.

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IN WITNESS WHEREOF, the Borrower has duly caused this Note to be signed on its behalf, in its corporate name and by its duly authorized officer, on the date first stated above.

BORROWER:

IDG ALTERNATIVE GLOBAL LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

Borrower Address:

Unit 5505, 55th Floor, the Center, 99 Queen’s Road, Hong Kong

[Signature Page to Note]

ACCEPTED AND AGREED:

The Holder:

IDG Maximum financial limited
By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

[Signature Page to Note]